FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-13

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:NEW ISSUE CMBS: WFRBS 2014-C20 PUBLIC *LAUNCH*

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C20 - PUBLIC NEW ISSUE
**LAUNCH** $1,069.567 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY	LAUNCH
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	70.328	2.63	30.000%	34.7%	17.5%	+43
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	95.556	4.92	30.000%	34.7%	17.5%	+60
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	45.543	6.92	30.000%	34.7%	17.5%	+84
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	250.000	9.82	30.000%	NOT AVAILABLE
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	312.986	9.92	30.000%	34.7%	17.5%	+87
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	101.757	7.40	30.000%	34.7%	17.5%	+78
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	52.584	9.92	25.000%	37.2%	16.3%	+105
B	AA(low)(sf)/AA-(sf)/Aa3(sf)	95.440	9.92	17.375%	41.0%	14.8%	+125
C	A(low)(sf)/A-(sf)/A3(sf)	45.373	10.01	13.750%	42.8%	14.2%	+175
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	938.754	N/A	N/A	N/A	N/A
X-B	AAA(sf)/AAA(sf)/NR	223.736	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-SFL	AAA(sf)/AAA(sf)/Aaa(sf)	10.000	9.92	25.000%	37.2%	16.3%
D	BBB(low)(sf)/BBB-(sf)/NR	82.923	10.01	7.125%	46.0%	13.2%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,251,672,501
NUMBER OF LOANS:	98
NUMBER OF PROPERTIES:	142
WA CUT-OFF LTV:	64.7%
WA BALLOON LTV:	55.1%
WA U/W DSCR:	1.83x
WA U/W NOI DEBT YIELD:	12.2%
WA MORTGAGE RATE:	4.871%
TOP TEN LOANS %:	46.9%
WA TERM TO MATURITY (MOS):	114
WA AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (30.5%), RBS (26.3%), RMF (25.5%),
C-III (6.4%), LIG I (5.0%), NCB (3.6%),
BASIS (2.8%)
TOP 5 PROPERTY TYPES:	RETAIL (33.2%), HOSPITALITY (18.7%),
MULTIFAMILY (15.3%), OFFICE (15.0%),
OTHER (7.0%)

TOP 5 STATES:	NJ(14.9%), TX(14.4%), NY(14.1%), CA(9.9%), MD(5.5%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC AND NCB, FSB
SUBORDINATE CLASS REP:	RIALTO CMBS II, LLC OR AN AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	APRIL 23, 2014
PRESALE REPORTS:	MID-WEEK OF 4/21
ANTICIPATED PRICING:	WEEK OF 4/28
ANTICIPATED SETTLEMENT:	MAY 13, 2014

ROADSHOW
NEW YORK 1x1's:	WED, 4/23
CONFERENCE CALLS:	UPON DEMAND

BOSTON, BREAKFAST:	THURS, 4/24 @ 9:45AM EDT, THE RITZ CARLTON
HARTFORD, LUNCH:	THURS, 4/24 @ 1:30PM EDT, MAX'S DOWNTOWN
MINNEAPOLIS, BREAKFAST:	FRI, 4/25 @ 7:30AM CDT, GRAND HOTEL MINNEAPOLIS

GLOBAL INVESTOR CALL:	PRE-RECORDED, AVAILABLE THURS, 4/24

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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